EXHIBIT 99.1

News

Georgia-Pacific Corporation

133 Peachtree Street, N.E.

Atlanta, Georgia 30303

Release No. C-2018
Dec. 2, 2005

GEORGIA-PACIFIC ANNOUNCES RECEIPT OF REQUISITE CONSENTS

FOR AMENDMENT OF INDENTURES WITH RESPECT TO

ITS TENDER OFFERS AND CONSENT SOLICITATIONS

ATLANTA, - Georgia-Pacific Corp. (NYSE: GP) today announced that, as of 5 p.m. EST, on Thursday, Dec. 1, 2005 (the “Consent Date”), it had received sufficient tenders of securities for which it tendered on Nov. 17, 2005, and had received consents to approve the proposed amendments to the indentures pursuant to which the following securities were issued. The amount and percentage of securities tendered for each series is as follows:

CUSIP/ ISIN Number	Aggregate Outstanding Principal Amount	Title of Security	Aggregate Principal Amount Tendered	Percentage Tendered
373298-CB-2, 373298-CA-4 / USU37339AC94	$350,000,000	7.375% Senior Notes due 2008	$347,410,000	99.26%

373298-BX-5	$700,000,000	8.875% Senior Notes due 2010	$697,345,000	99.62%

373298-BZ-0, 373298-BY-3 / USU37339AB12	$775,000,000	9.375% Senior Notes due 2013	$766,423,000	98.89%

373298-CD-8, 373298-CC-0 / USU37339AD77	$150,000,000	8.00% Senior Notes due 2014	$77,013,000	51.34%

347471-AR-5	$300,000,000	6.875% Senior Notes due 2007	$279,351,000	93.12%

347471-AN-4	$30,715,000	9.25% Debentures due 2021	$29,953,000	97.52%

347471-AP-9	$88,000,000	7.75% Debentures due 2023	$83,466,000	94.85%

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As a result of the receipt of sufficient consents, Georgia-Pacific, along with the guarantors of the securities and the trustee under each applicable indenture, has executed a supplemental indenture to the applicable indentures to (1) amend such indentures to eliminate substantially all of the restrictive covenants and certain events of default in the indentures and (2) effect a waiver of the provisions of certain of the indentures that require Georgia-Pacific to make an offer to purchase the securities governed by such indentures following the consummation of Koch Forest Products, Inc.’s all cash tender offer for the outstanding shares of Georgia-Pacific common stock (the “Waiver”). Although the supplemental indentures have been executed, the amendments to the indentures will not become operative, other than the Waiver, until Georgia-Pacific accepts for purchase, concurrently with the completion of the merger referred to below, all securities validly tendered on or prior to 5 p.m. EST, on the business day prior to the merger (the “Initial Acceptance Cut-Off Date”).

Subject to the terms and conditions of the tender offers, holders who validly tender their securities on or prior to the Initial Acceptance Cut-Off Date and whose securities are accepted in the tender offers will be paid promptly following acceptance. Subject to the terms and conditions of the tender offers, holders who validly tender their securities after the Initial Acceptance Cut-Off Date and on or prior to midnight EST, on Friday, Dec. 30, 2005 (the “Expiration Date”) will be accepted for purchase and paid for promptly following the expiration date of the tender offers.

As the Consent Date has not been extended for any series of securities, tendered securities may not be withdrawn and consents may no longer be revoked with respect to the tendered securities, except in limited circumstances.

Holders of securities who tender their securities after the Consent Date but before the Expiration Date, as such Expiration Date may be extended or earlier terminated, will be eligible to receive the Tender Offer Consideration calculated as set forth in the Offer to Purchase and Consent Solicitation Statement dated Nov. 17, 2005 (the “Statement”), but will not be eligible to receive the Total Consideration calculated as set forth in the Statement, which includes the Consent Payment set forth in the Statement.

Georgia-Pacific is making the tender offers to purchase the securities and consent solicitations in connection with the recently announced acquisition of Georgia-Pacific by Koch Forest Products, an indirect wholly owned subsidiary of Koch Industries, Inc. Consummation of the tender offers is subject to certain conditions, including completion of the associated merger following consummation of Koch Forest Products’ all cash tender offer for shares of Georgia-Pacific common stock. Funding for tendered securities will be provided by Koch Forest Products using the proceeds of merger financing facilities. Georgia-Pacific intends to extend the expiration date of the tender offers, if necessary, so that the date it initially accepts securities for payment pursuant to the terms of the tender offers coincides with the completion of the merger.

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The dealer managers for the tender offers and solicitation agents for the consent solicitations are Citigroup Corporate and Investment Banking and Goldman, Sachs & Co. Persons with questions regarding the tender offers or the consent solicitations should contact Citigroup Corporate and Investment Banking at (800) 558-3745 (U.S. toll free), attention: Liability Management Group or Goldman, Sachs & Co. at (800) 828-3182 (U.S. toll free) or (212) 357-3019, attention: Credit Liability Management. Requests for documents should be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 (for banks and brokers) or (866) 952-2200 (U.S. toll free).

This release is neither an offer to purchase nor a solicitation or an offer to sell any securities. The tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated Nov. 17, 2005.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, Vanity Fair® and Lotus®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com

FORWARD-LOOKING STATEMENTS: Any statements made regarding the proposed transaction between Koch Industries, Inc. and Georgia-Pacific Corporation, the expected results of the tender offers and consent solicitations and any other statements contained in this news release that are not purely historical fact are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction and the tender offers and consent solicitations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, please see the discussion of risks and uncertainties in the Georgia-Pacific 2004 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.